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                                    EXHIBIT J

                              SENIOR LOAN AGREEMENT

         THIS SENIOR LOAN AGREEMENT (this "Agreement") is made this 4th day of April, 1996, by and between GEOTEK COMMUNICATIONS, INC., a Delaware corporation (the "Borrower") and S-C Rig Investments-III, L.P., a Delaware limited partnership (the "Lender"). The parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                                   BACKGROUND

         The Borrower has requested the Lender to extend credit in order to enable the Borrower, under the terms and subject to the conditions set forth in this Agreement, to borrow up to the sum of Forty Million Dollars
($40,000,000.00) (the "Credit Facility"). Accordingly, the Borrower and the Lender, intending to be legally bound, covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement:

     I.1 "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Borrower or any of its Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     I.2 "Agreement Accounting Principles" means GAAP in effect at the time of the preparation of the financial statements referred to in Section 4.4, applied in a manner consistent with that used in preparing such statements.

     I.3 "Article" means an article of this Agreement unless another document is specifically referenced.

     I.4 "Business Day" means a day on which banks are open for business in New York, New York.


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     I.5 "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     I.6 "Commitment" means the obligation of the Lender to make the Loans available to the Borrower in the maximum principal amount of Forty Million Dollars ($40,000,000.00).

     I.7 "Commitment Period" means the period commencing on the date hereof and ending on the Funding Cutoff Date.

     I.8 "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended from time to time.

     I.9 "Default" means an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

     I.10 "Disclosure Letter" means the letter delivered by the Borrower to the Lender pursuant to Article IV hereof, which letter shall describe, on a Section-by-Section basis, any exceptions to the representations and warranties set forth in such Article.

     I.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     I.12 "Event of Default" means each of the events set forth in Article VI.

     I.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     I.14 "Federal Bankruptcy Code" means Title 11, United States Code, as amended from time to time.

     I.15 "Funding Cutoff Date" means the earlier of (i) April 4, 1998 or (ii) the date on which the Commitment is otherwise terminated in accordance with the terms hereof.

     I.16 "Funding Date" means the Initial Funding Date and each Subsequent Funding Date.


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     I.17 "GAAP" means generally accepted accounting principles in the United
States of America, consistently applied.

     I.18 "Guaranty" of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a Letter of Credit. When used as a verb, the words "guaranty" and "guarantee" shall have correlative meanings.

     I.19 "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property (other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances or other similar instruments (including interest rate protection and other derivative agreements), (v) Capitalized Lease Obligations and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

     I.20 "Initial Funding Date" means the Business Day on which the Lender makes the first Loan to the Borrower hereunder.

     I.21 "Initial Loan" means the Loan to be made to the Borrower on the Initial Funding Date.

     I.22 "Investment" of a Person means any loan, advance, extension of credit (excluding accounts receivable arising in the ordinary course of business), deposit account (other than deposit accounts used for the payment of obligations in the ordinary course of business otherwise permitted hereunder) or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, notes, debentures or other securities of any other Person made by such Person, excluding trade credit in the ordinary course of business and investments paid for solely in nonredeemable Capital Stock of such Person.

     I.23 "Lien" of a Person means any security interest, mortgage, pledge, hypothecation, assignment, lien (statutory or other), claim, charge, encumbrance, title retention agreement, lessor's interest under a Capitalized Lease or analogous instrument, in, of or on any property of such Person.


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     I.24 "Loan Amount" shall mean the principal amount of any Loan made hereunder.

     I.25 "Loans" means the loans made by the Lender to the Borrower hereunder and "Loan" means any of them.

     I.26 "Loan Documents" means this Agreement, the Note, the Warrant and any other document or agreement executed and delivered in connection herewith, together with all amendments and modifications thereof.

     I.27 "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its subsidiaries taken as a whole (in the case of Borrower) or Lender (in the case of Lender), or (b) the impairment in any material respect of the ability of the Borrower or Lender (as the case may be) to perform its obligations under any Loan Document.

     I.28 "Multiemployer Plan" means a Plan that is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to the Borrower or any member of the Controlled Group is obligated to make contributions.

     I.29 "1995 Indenture" means that certain Indenture, dated as of June 30, 1995, between Borrower, as Issuer, and IBJ Schroder Bank & Trust Company, a New York banking company, as Trustee, relating to Borrower's 15% Senior Secured Discount Notes due 2005.

     I.30 "1996 Indenture" means that certain Indenture, dated as of March 5, 1996, between the Borrower, as Issuer, and The Bank of New York, as Trustee, relating to the Borrower's 12% Senior Subordinated Convertible Notes Due 2001.

     I.31 "1993 Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of November 1, 1993, between the Borrower and Lender.

     I.32 "1994 Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of September 28, 1994, between the Borrower and Lender.

     I.33 "1995 Warrant Agreement" means that certain Warrant Agreement, dated as of June 30, 1995 between the Borrower and IBJ Schroder Bank & Trust Company.

     I.34 "Note" means a promissory note in substantially the form of Exhibit A hereto, duly executed and delivered to the Lender by the Borrower in the face principal amount of Forty Million Dollars ($40,000,000.00), including any amendment, modification, renewal or replacement of such promissory note.


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     I.35 "Obligations" means all unpaid principal of and accrued and unpaid interest hereunder and under the Note, all fees, expenses and indemnities, and all other obligations (monetary and other) of the Borrower to the Lender arising under any of the Loan Documents.

     I.36 "PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

     I.37 "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, limited liability company or other entity, government or any department or agency of any government.

     I.38 "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Borrower or any Subsidiary may have any liability.

     I.39 "Preferred Shares" means the preferred shares of capital stock of the Borrower issued pursuant to the 1993 Stock Purchase Agreement and the 1994 Stock Purchase Agreement.

     I.40 "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers or dealers for the purpose of purchasing or carrying margin stock.

     I.41 "Related Agreements" means the 1995 Indenture, the 1995 Warrant Agreement, the 1996 Indenture, the 1993 Stock Purchase Agreement and the 1994 Stock Purchase Agreement, the Preferred Shares, and all pledge and security documents executed pursuant to any of such agreements.

     I.42 "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a reportable event regardless of the issuance of any waiver in accordance with Section 412(d) of the Internal Revenue Code.

     I.43 "Section" means a numbered section of this Agreement, unless another document is specifically referenced.


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     I.44 "Securities Act" means the Securities Act of 1933, as amended from time to time.

     I.45 "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     I.46 "Subsequent Funding Date" means each date on which the Lender makes a Loan to the Borrower hereunder, after the Initial Funding Date.

     I.47 "Subsidiary" means any corporation more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Borrower or by one or more Subsidiaries or by the Borrower and one or more Subsidiaries, or any similar business organization which is so owned or controlled.

     I.48 "Unfunded Liabilities" means, on any date of determination, (a) in the case of Single Employer Plans, all "unfunded benefit liabilities" as defined in
Section 4001(a)(18) of ERISA, and (b) in the case of Multiemployer Plans, the liability of the Borrower and its Subsidiaries if they were to incur a complete or partial withdrawal from any Multiemployer Plan.

     1.50 "Warrant" means that certain Warrant to Purchase Common Stock of even date herewith pursuant to which the Lender shall have the right to purchase up to 4,210,526 (subject to adjustment as therein provided) shares of common stock of the Borrower.

     1.51 "Wholly-Owned Subsidiary" means any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Borrower or one or more Wholly-Owned Subsidiaries, or by the Borrower and one or more Wholly-Owned Subsidiaries, or any similar business organization which is so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II
                                    THE LOANS

     II.1 The Loans. Subject to the terms an conditions hereinafter set forth, during the Commitment Period, the Lender agrees to make one or more Loans, in a minimum principal amount with respect to each Loan of US Five Million ($5,000,000.00) Dollars, to or for the benefit of the Borrower in the aggregate principal amount of Forty Million ($40,000,000.00)


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Dollars. The Loans shall be evidenced by the Note. The unpaid principal balance and any accrued but unpaid interest owing on all Loans shall be payable in full on the earliest of (i) April 4, 2002, (ii) the fourth anniversary of the date on which the last Loan is made hereunder, or (iii) the date on which the Loans are accelerated pursuant to Section 7.1 hereof (such earliest date, the "Maturity Date"). The Lender's Commitment shall terminate on the Funding Cutoff Date. Subject to the foregoing and the conditions precedent set forth at Section 3.2 of this Agreement, the Borrower may borrow and prepay without penalty or premium (but with the payment of all accrued and unpaid interest on the prepaid amount) up to the aggregate principal sum of Forty Million ($40,000,000.00) Dollars or any lesser sum; provided, however, that there shall be no reborrowings of Loans prepaid and, with respect to such amounts, the Commitment shall be permanently reduced.

     II.2 Interest. Prior to the occurrence of an Event of Default, the Loans shall bear interest, payable semiannually in arrears on each March 31 and September 30 hereafter, commencing on September 30, 1996, at a fixed rate per annum equal to ten percent (10%). All interest shall be computed for actual days elapsed on the basis of a year of 365 or 366 days. In computing interest on any Loan, the Funding Date of such Loan shall be included and the date of payment shall be excluded so long as such payment is received by the Lender at or before 2:00 p.m. (New York City time) on the date when due.

     II.3 Method of Funding Loan. Proceeds of Loans shall be made available to the Borrower by wire transfer in immediately available funds to the Borrower at such place as the Company may hereafter designate in writing to Lender by 2:00 p.m. (New York City time) on the Funding Date for such Loans.

     II.4 Method of Payment. All payments of principal, interest and expenses hereunder shall be made by wire transfer in immediately available funds to the Lender at such place as the Lender may hereafter designate in writing to Borrower by 2:00 p.m. (New York City time) on the date when due. If any payment of principal of or interest on the Loans shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

     II.5 Schedule to Note. The Borrower hereby authorizes the Lender to endorse on the Schedule annexed to the Note the principal amount and date of borrowing of all Loans made by the Lender to the Borrower, which endorsement shall constitute prima facie evidence of the information recorded, absent manifest error; provided, that the failure to make any such notations on such Schedule (or any error in such notation) shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note.


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     II.6 Prepayment. The Borrower may prepay the Loans, in whole or in part, at any time and from time to time, without penalty or premium, but each prepayment shall be accompanied by accrued interest on the amount prepaid.

     II.7      Taxes and Expenses.

               (a) All payments made by the Borrower in respect of principal of, and interest on, all Loans and all other amounts payable hereunder in and under the other Loan Documents or otherwise will be made without set-off, counterclaim or other defense and will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on or measured by the net income or overall gross receipts of Lender and franchise taxes imposed on Lender, by the United States or any jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges are collectively, the ATaxes@). The Borrower shall pay on demand all stamp, documentary and other similar duties and taxes, if any, to which any Loan Document from time to time may be subject or give rise. If the Borrower is required by applicable law to make any deduction or withholding on any payment as described above in respect of Taxes or otherwise, the Borrower shall (i) promptly notify the Lender of such occurrence; (ii) pay to the relevant taxation or other authorities the full amount of the deduction or withholding within the time allowed; (iii) furnish to the Lender within thirty
(30) days of such payment, an official receipt from such authorities for all amounts so deducted or withheld; and (iv) pay to the Lender an additional amount so that the Lender receives on the due date of such payment the full amount the Lender would have received had no such deduction or withholding taken place.

               The Borrower will indemnify and hold harmless the Lender, and reimburse the Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by the Lender.

               (b) The Borrower agrees to pay on demand all of the Lender's reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, in connection with the preparation and negotiation of this Agreement and the other Loan Documents (not to exceed $20,000), and the collection of any sums due to the Lender and the enforcement, protection or perfection of its rights or interests hereunder and under the other Loan Documents.


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                                   ARTICLE III
                              CONDITIONS PRECEDENT

     III.1 Conditions to Initial Loan. The Obligation of the Lender to make the Initial Loan hereunder is subject to the satisfaction of the following conditions:

               III.1.1 On the date of execution of this Agreement, the Lender shall have received:

                    (a) an original of this Agreement (including all Exhibits and Annexes thereto), the Note and the Disclosure Letter, duly executed by each party hereto and thereto;

                    (b) an incumbency certificate of the Borrower, executed by the Secretary or an Assistant Secretary thereof, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the Borrower;

                    (c) a copy of the Certificate of Incorporation of the Borrower, together with all amendments thereto, certified by the appropriate governmental officer in its jurisdiction of incorporation;

                    (d) a copy of the By-Laws of the Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower;

                    (e) a copy, certified by the Secretary or an Assistant Secretary of the Borrower, of the Borrower's resolutions authorizing the execution, delivery and performance of the Loan Documents to be executed by it and the transactions contemplated thereby; and

                    (f) the Warrant, duly executed by the Borrower.

               III.1.2 On the Initial Funding Date the Lender shall have received:

                    (a) a certificate of good standing for the Borrower certified by the appropriate governmental officer in its jurisdiction of incorporation;

                    (b) an opinion from counsel to the Borrower substantially in the form attached as Exhibit A hereto;

                    (c) evidence of the amendment by the Borrower of its articles of incorporation to increase the number of authorized shares of the Borrower's Common Stock, par value $.01 per share (the "Common Stock") to allow for the reservation of the full number


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of Warrant Shares (as such term is defined in the Warrant) initially issuable upon exercise of the Warrant; and

                    (d) evidence of the acceptance of the agent for service of process specified in Section 8.8(c).

                    (e) a certificate from the Secretary or an Assistant Secretary of the Borrower, dated as of the Initial Funding Date, certifying that
(I) except as set forth in this new certificate, all statements set forth in the certificate delivered to Lender pursuant to Section 3.1.1(b) are true and correct as of the Initial Funding Date and (ii) all documents delivered to Lender pursuant to Sections 3.1.1(c), (d) and (e) are in full force and effect and have not been modified or amended except as set forth in those documents attached to such certificate.

     III.2 Conditions to Each Loan. The Obligation of the Lender to make each Loan hereunder is subject to the satisfaction of the following conditions:

               III.2.1 No less than two (2) Business Days prior to the applicable Funding Date, the Borrower shall have furnished the Lender with a written certificate signed by the Chief Financial Officer of the Borrower,

                    (a) selecting the proposed Funding Date and the Loan Amount; and

                    (b) providing the Lender with appropriate wire-transfer instructions.

               III.2.2 On the applicable Funding Date the Borrower shall have delivered to the Lender:

                    (a) a certificate signed by the Chief Financial Officer of the Borrower (1) certifying that no Default or Event of Default shall have occurred and be continuing on such date after giving effect to the making of the Loan by the Lender and that each of the representations and warranties contained in Article IV is true and correct as of such Funding Date; and (2) certifying that each of the conditions set forth in this Article III has been satisfied; and

                    (b) a facility fee in the amount of three (3%) percent of the Loan Amount, which fee may, at the written request of the Borrower, be deducted from the proceeds of the Loan advanced to the Borrower on such date.


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                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     IV.1      The Borrower's Representations and Warranties.

               The Borrower represents and warrants to the Lender that, except as otherwise set forth in the Disclosure Letter on the date hereof and on each Funding Date:

                (a) Corporate Existence and Standing. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to so qualify would not have a Material Adverse Effect.

               (b) Authorization and Validity. The Borrower has the corporate power and authority to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by all proper corporate proceedings. The Obligations constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms. Upon each Funding Date, the full number of Warrant Shares (as defined in the Warrant) to be initially issuable upon exercise of the Warrant, will have been properly reserved by the Borrower and, upon exercise of the Warrant, all such Warrant Shares shall be duly and validly issued and shall constitute fully paid and non-assessable shares of Common Stock of the Borrower.

               (c) Capitalization. As of the date of this Agreement, Borrower's authorized capital consists of 99,000,000 authorized shares of Common Stock, of which 56,666,981 shares were issued and outstanding at March 19, 1996, and 4,000,000 authorized shares of preferred stock, $.01 par value per share, of which an aggregate of 1,508,573.5 shares were issued and outstanding at March 19, 1996, consisting of 444,445 shares of the Borrower's Series H Cumulative Convertible Preferred Stock; 20 shares of each of the Borrower's Series I Cumulative Convertible Preferred Stock and Series K Cumulative Convertible Preferred Stock; 1,062,926 shares of the Borrower's Series L Cumulative Convertible Preferred Stock and 1,162.5 shares of the Borrower's Series M Cumulative Convertible Preferred Stock.

               Except as set forth on the Disclosure Letter, there are no other outstanding preemptive rights, conversion rights, options, warrants or other rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock as of the date of this Agreement.


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               (d) Compliance with Laws and Contracts. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof, will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or its articles or certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Borrower pursuant to the terms of any such indenture, instrument or agreement including, without limitation, the Related Documents, except where such violation, conflict, default or Lien would not have a Material Adverse Effect. To the best of the Borrower's knowledge (after due inquiry), no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents; provided, however, that Borrower makes no representations with respect to any required notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated thereunder (collectively, the "HSR Act"). The Borrower is not in default of its obligations under any Related Document, and no Default or Event of Default has occurred or is continuing.

               (e) Financial Statements. The December 31, 1995 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender were prepared in accordance with GAAP in effect on the date such statements were prepared and consistent with prior periods and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

               (f) Material Adverse Effect. Except as disclosed in the Draft 10-K ( as hereinafter defined), no Material Adverse Effect has occurred since the date of the financial statements referred to in Section 4.1(e), or as of the date (if later) of the most recent financial statements delivered to the Lender pursuant to Section 5.1(a).

               (g) Taxes. Each of the Borrower and its Subsidiaries has filed all United States federal tax returns and all other tax returns which are required to be filed prior to the date hereof and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or such Subsidiary (except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided), except where the failure to so file or pay would not have a Material Adverse Effect. No Liens have been filed by any tax authorities, and no claims are being asserted with respect to any such taxes, except where such tax liens or claims would not have a Material Adverse Effect. The charges, accruals and


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                                                             PAGE 21 OF 52 PAGES

reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate in accordance with GAAP.

               (h) Litigation. There is no litigation or proceeding pending or, to the knowledge of any of its officers, threatened against or affecting the Borrower or any Subsidiary, which might have a Material Adverse Effect.

               (i) ERISA. The Unfunded Liabilities of all Plans do not in the aggregate exceed One Hundred Thousand ($100,000.00) Dollars. Each Plan complies in all material respects with all applicable requirements of law and regulations, and the minimum funding requirements with respect to all Plans have been met, no Reportable Event has occurred with respect to any Plan, no Lien in favor of the PBGC with respect to any Plan has arisen or been recorded, neither the Borrower nor any of its Subsidiaries has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

               (j) Accuracy of Information. No information, schedule, exhibit or report furnished by the Borrower to the Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

               (k) Subordinated Indebtedness. The Obligations are not subordinate to any Indebtedness of the Borrower and rank pari passu with all other senior unsecured Indebtedness of the Borrower.

     IV.2      The Lender's Warranties and Representations.

               (a) Existence and Standing. The Lender is a trust duly organized and validly existing under the laws of its jurisdiction of formation.

               (b) Authorization and Validity. The Lender has the trust, power and authority to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Lender of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized in accordance with the trust agreement pursuant to which it has been created.

               (c) Compliance with Laws and Contracts. Neither the execution and delivery by the Lender of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof, will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Lender or its certificate of limited partnership, limited partnership agreement or other organizational documents or the provisions of any indenture, instrument or agreement to which the Lender is

                                                             PAGE 22 OF 52 PAGES

a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder except where such violation, conflict or default would not have a Material Adverse Effect. To the best of the Lender's knowledge after due inquiry (except under the HSR Act with respect to the exercise of the Warrants), no order, consent, approval, license, authorization, or validation of, or filing (including, without limitation, under the HSR Act), recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

               (d)  Investment Representations.

                    (i) Purchase Entirely for One's Own Account. The Warrants being acquired hereunder by Lender are being acquired by Lender for investment, for Lender's own account and not with a view to the resale or distribution of any part thereof or of the Warrant Shares and Lender has no present intention of selling, granting any participation in, or otherwise distributing or disposing of any of such Warrants or any of the Warrant Shares, subject always to the limitation that the disposition of Lender's property shall be within its sole discretion and control.

                    (ii) Disclosure of Information. Lender has had an opportunity to review the draft form of Borrower's Annual Report on Form 10-K (the "Draft 10-K"), which draft was distributed to Borrower's directors on March 25, 1996, and has been afforded the opportunity to request from Borrower and to review, and has received, all additional information considered by it to be necessary to verify the accuracy of, or to supplement, the information contained therein. Lender also has had the opportunity to ask questions of and receive answers from Borrower regarding Borrower, its operations and activities, and the terms and conditions of the Warrants.

                    (iii) Investment Experience. Lender is an "accredited investor" within the meaning of Rule 501(a)(7) of Regulation D under the Securities Act and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Warrants.

                    (iv) Restricted Securities. Lender understands that the Warrants and Warrant Shares are "restricted securities" under the federal securities laws and that under such laws and applicable regulations the Warrants and Warrant Shares may not be resold in the absence of registration under the Securities Act or an exemption from such registration. In this connection, subject to applicable registration rights contained in the Warrants, Lender represents and warrants that it is familiar with Rule 144 under the Securities Act, as presently

                                                             PAGE 23 OF 52 PAGES

in effect, and understands the resale limitations imposed by such Rule and by the Securities Act.


                                    ARTICLE V
                                    COVENANTS

     During the term of this Agreement, unless the Lender shall otherwise consent in writing:

     V.1       Reporting.  The Borrower will furnish to the Lender

               (a) Without duplication, copies of all reports, certificates, documents and other information required to be delivered to each trustee under the 1995 Indenture and the 1996 Indenture (as in effect on the date hereof and whether or not the Indenture is then in effect);

               (b) Immediately upon obtaining knowledge thereof, notice of any Default or Event of Default; and

               (c) Such other information as the Lender may from time to time reasonably request.

     V.2 No Margin Stock. The Borrower will not, nor will it permit any of its Subsidiaries to, use any of the Loan Proceeds to purchase or carry any Margin Stock (as defined in Regulation G).

     V.3 Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so would not have a Material Adverse Effect.

     V.4 Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     V.5 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their property in

                                                             PAGE 24 OF 52 PAGES

such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.

     V.6 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to do so would not have a Material Adverse Effect.

     V.7 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not have a Material Adverse Effect.

     V.8 Inspection. The Borrower will permit the Lender, by its representatives and agents, to inspect any of the properties, licenses, corporate books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, their respective officers at such reasonable times and intervals on reasonable written notice to the Borrower.

     V.9 Compliance with Related Documents. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all covenants, restrictions and other agreements applicable to them in each of the 1995 Indenture, the 1996 Indenture, the 1993 Stock Purchase Agreement and the 1994 Stock Purchase Agreement as in effect on the date hereof (without giving effect to any amendments, waivers or other modifications thereof or supplements thereto).


                                   ARTICLE VI
                                EVENTS OF DEFAULT

     The occurrence of any one or more of the following events shall constitute an Event of Default:

     VI.1 Any representation or warranty made by the Borrower to the Lender under or in connection with this Agreement, the Note, any other Loan Document or any certificate or information delivered in connection herewith or therewith shall be materially false as of the date on which made or deemed made.

                                                             PAGE 25 OF 52 PAGES

     VI.2 The Borrower shall not have made payment of (a) principal of the Loans when due, or (b) interest on the Loans or of any other Obligations under any of the Loan Documents within ten (10) days after the same shall have become due and payable, whether on the scheduled due date therefor or upon acceleration thereof, or otherwise.

     VI.3 The breach by the Borrower of any of the terms or provisions of
Article 5 and, where such breach is capable of cure in the reasonable judgment of the Lender and provided such breach has not otherwise caused a Material Adverse Effect, the failure of the Borrower to cure such breach within thirty
(30) days of notice from the Lender of such breach.

     VI.4 The breach by the Borrower (other than a breach which constitutes a Default under Section 6.1, 6.2 or 6.3) of any of the terms or provisions of this Agreement, the Note or any of the Loan Documents which is not remedied within thirty (30) days after written notice from the Lender.

     VI.5 The occurrence of any of the events specified as an AEvent of Default@ in Section 6.01 of either of the 1995 Indenture (other than an Event of Default under Section 6.01(c) thereof which is caused by a failure to perform or observe any term, covenant or agreement contained in the Pledge Agreements (as defined in the 1995 Indenture)) or the 1996 Indenture (as in effect on the date hereof and whether or not such Agreements are then in effect) whether or not there has been a formal declaration by the relevant trustee or bondholders of the same, and whether or not the Indebtedness thereunder has been accelerated.


                                   ARTICLE VII
                         REMEDIES, WAIVERS AND AMENDMENT

     VII.1     Consequences of Default.

               (a) If an Event of Default (other than an Event of Default described in Section 6.5 (relating to an AEvent of Default@ set forth in Section 6.01(f) or (g) of the 1995 Indenture or the 1996 Indenture (a "Bankruptcy Default")) shall occur and be continuing beyond any grace period permitted therefor as set forth above, the Lender by notice to the Borrower may (i) declare the entire amount of the Loan together with accrued interest and other sums payable hereunder and under the other Loan Documents in respect of the Loan to be immediately due and payable and/or (ii) terminate the Commitment and its obligation to make additional Loans.

               (b) If a Bankruptcy Default shall occur and be continuing beyond any grace period permitted therefor as set forth above, (i) then and in every such case the entire amount of the Loan together with accrued interest and other sums payable hereunder and under the

                                                             PAGE 26 OF 52 PAGES

other Loan Documents shall without further act become immediately due and payable and (ii) the Commitment shall be automatically terminated, without the requirement of any further action or notice to the Borrower.

               (c) In the event that the Loan shall be declared or become due and payable by acceleration as provided above, the Loan, accrued interest thereon and all sums payable hereunder and under the other Loan Documents shall (upon the giving of such notice by the Lender in the case of an Event of Default other than a Bankruptcy Default) become immediately due and payable without presentment, demand, protest or notice of any kind other than the notice specifically required by Section, 7.1(a), all other notice being expressly waived by the Borrower.

     VII.2 Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Event of Default or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

     VIII.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Lender.

     VIII.2 Survival of Representations. All representations and warranties of the Borrower contained in any Loan Document shall survive delivery of the Note and the making of the Loans herein contemplated.

     VIII.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

                                                             PAGE 27 OF 52 PAGES

     VIII.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Lender and the Lender and supersede all prior agreements and understandings among the Lender and the Lender relating to the subject matter thereof.

     VIII.5 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     VIII.6 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     VIII.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and either of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by each of the Borrower and the Lender.

     VIII.8    Choice of Law; Jurisdiction.

               (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK, WITHOUT REGARD TO SUCH STATE'S INTERNAL CONFLICTS OF LAWS
PRINCIPLES.

               (b) Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement or any of the Loan Documents, the Borrower irrevocably (i) submits to the non-exclusive jurisdiction of the courts in the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and (ii) waives any objection which it may have at any time to the laying of venue of any such suit, action or proceeding brought in any such court, waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum and further waives the right to object with respect to any such suit, action or proceeding that such court does not have any jurisdiction over it.

               Nothing contained in this Section 8.8 shall limit or impair the right of the Lender to institute any suit, action, motion or proceeding in any other court of competent jurisdiction, nor shall the taking of any suit, action or proceeding in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

                                                             PAGE 28 OF 52 PAGES

               (c) Service of Process. The Borrower irrevocably appoints the following process agent to receive, for it and on its behalf, service of process in any suit, action or proceeding relating to this Agreement: CT Corporation System, 1633 Broadway, New York, New York 10019. If for any reason the Borrower's process agent is unable to act as such, the Borrower will promptly notify the Lender and within thirty (30) days appoint a substitute process agent acceptable to the Lender. Nothing in this Agreement will affect the right of the Lender to serve process in any other manner permitted by law.

     VIII.9 WAIVER OF JURY TRIAL. THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FACILITY DOCUMENTS.

     VIII.10 Registration Rights. Borrower has previously granted the Lender certain registration rights with respect to Borrower's Common Stock which it now owns or hereafter acquires pursuant to the 1993 Stock Purchase Agreement and the 1994 Stock Purchase Agreement. Borrower acknowledges that the Warrant Shares actually issued and issuable pursuant to the Warrants shall constitute "Registrable Securities" for purposes of the Stock Purchase Agreements and Lender shall be entitled to the rights set forth in Section 6 of each of the Stock Purchase Agreements with respect to such Warrant Shares.


                                   ARTICLE IX
                                     NOTICES

     IX.1 Giving Notice. Any notice required or permitted to be given under this Agreement may be, and shall be deemed, given when deposited in the United States mail, postage prepaid, or by facsimile transmission when delivered to the appropriate office for transmission, charges prepaid, addressed to the Borrower or the Lender at the addresses indicated below their signatures to this Agreement. Copies of all notices to the Lender shall be delivered to Soros Fund Management, 888 Seventh Avenue, New York, New York 10106, Attention: Michael C. Neus, Esquire.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                             PAGE 29 OF 52 PAGES

     IX.2 Change of Address. The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

     IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

                             GEOTEK COMMUNICATIONS, INC.

                             By: /s/ Michael McCoy
                                 ------------------------------
                             Title:  Chief Financial Officer
                                    ---------------------------
                             Address:  20 Craig Road
                                       Montvale, NJ 07645
                             Telecopy No.: (201) 930-9614


                             S-C RIG INVESTMENTS - III, L.P.

                             By:    S-C RIG Co.
                                    General Partner

                             By:    /s/ Peter Hurwitz
                                    ---------------------------
                                    Peter Hurwitz
                                    Vice President

                             Address:  c/o The Chatterjee Group
                                       888 Seventh Avenue
                                       New York, NY 10106
                                       Attn: Peter Hurwitz, Esquire

                             Telecopy No.: (212) 489-2005